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Exhibit 99.3

PRIMEDIA Calling Preferred Stock and Debt for Redemption

        NEW YORK, NY (April 11, 2005)—PRIMEDIA Inc. (PRM) today announced that it is calling for redemption all of its outstanding shares of $10.00 Series D Preferred Stock (with an aggregate liquidation preference of approximately $167 million), all of its outstanding shares of $9.20 Series F Preferred Stock (with an aggregate liquidation preference of approximately $96 million) and $80 million aggregate principal amount of its 7 5/8% Senior Notes due 2008. The redemption date in each case will be May 11, 2005.

        The Series D Preferred Stock is callable at 101% of the liquidation preference thereof plus accrued but unpaid dividends, the Series F Preferred Stock is callable at par plus accrued but unpaid dividends and the 7 5/8% Senior Notes are callable at 101.271% of the principal amount plus accrued interest. Following the redemption, there will remain outstanding $146 million aggregate principal amount of the 7 5/8% Senior Notes.

        In connection with the redemption of the Series D and Series F Preferred Stock, PRIMEDIA obtained the written consent of its bank lenders and has repaid its outstanding Term Loans A and Term Loans B in aggregate principal amounts of $5,000,000 and $35,000,000, respectively, and permanently reduced its total revolving loan commitments in an aggregate amount of $30,000,000.

        The redemptions of the Preferred Stock and reductions of the bank debt and 7 5/8% Senior Notes will improve free cash flow by approximately $27 million on an annualized basis. The company will not realize the full benefit of the improvement in 2005.

About PRIMEDIA

        PRIMEDIA is the leading targeted media company in the United States. With 2004 revenue of $1.3 billion, its properties comprise more than 200 brands that connect buyers and sellers in more markets than any other media company through print publications, Web sites, events, newsletters and video programs in four market segments:

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  Enthusiast Media includes more than 120 consumer magazines, 115 Web sites, 100 events, 10 TV programs, 340 branded products, and is the #1 special interest magazine publisher in the U.S. with well-known brands such as Motor Trend, Automobile, Creating Keepsakes, In-Fisherman, Power & Motoryacht, Hot Rod, Snowboarder, Stereophile and Surfer.

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  Consumer Guides is the #1 publisher and distributor of free consumer guides in the U.S. with Apartment Guide, Auto Guide and New Home Guide, distributing free consumer publications through its proprietary distribution network, DistribuTech, in more than 16,000 locations.

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  Business Information is a leading information provider in more than 18 business market sectors with more than 70 magazines, 100 Web sites, 25 events, and 50 directories and data products.

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  Education includes Channel One, a proprietary network to secondary schools; Films Media Group, a leading source of educational videos; and Interactive Medical Network, a continuing medical education business.

        This release contains forward-looking statements as that term is used under the Private Securities Litigation Act of 1995. These forward-looking statements are based on the current assumptions, expectations and projections of the Company's management about future events. Although the assumptions, expectations and projections reflected in these forward-looking statements represent management's best judgment at the time of this release, the Company can give no assurance that they will prove to be correct. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company's filings with the Securities and Exchange Commission, may cause results of the Company to differ materially from those anticipated in these forward-looking statements. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These forward-looking statements are subject to risks and uncertainties and, therefore, actual results may differ materially. The

Company cautions you not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to "Company" and "PRIMEDIA" as used throughout this release refer to PRIMEDIA Inc. and its subsidiaries.

Contacts:	Eric Leeds (investors): 212-745-1885 Whit Clay (media): 212-446-1864

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PRIMEDIA Calling Preferred Stock and Debt for Redemption